Exhibit 10(zz)
RESTRICTED STOCK UNIT AGREEMENT
     THIS AGREEMENT, entered into effective as of the Grant Date (as defined in paragraph 1), is made by and between the Participant (as defined in paragraph 1) and Hasbro, Inc. (the “Company”).
WITNESSETH THAT:
     WHEREAS, the Company maintains the 2003 Stock Incentive Performance Plan (the “Plan”), a copy of which is annexed hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, and the Participant has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which administers the Plan, to receive an award of restricted stock units under the Plan;
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:
A. The “Participant” is [                    ].
B. The “Grant Date” is [                    ].
C. The “Vesting Period” is the period beginning on the Grant Date and ending on [                    ].
D. The number of restricted stock units (“Stock Units”) awarded under this Agreement shall be [                    ] Stock Units. Stock Units are fictional shares of the Company’s common stock, par value $.50 per share (“Common Stock”) granted under this Agreement and subject to the terms of this Agreement and the Plan.
E. For record-keeping purposes only, the Company shall maintain an account (a “Stock Unit Account”) for the Participant where Stock Units shall be accumulated and accounted for by the Company. Without limiting the provisions of Section 8(b) of the Plan, in the event the Company pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment shall be made in the number of Stock Units held in the Stock Unit Account. The Stock Unit Account will reflect fictional fractional shares of Common Stock to the nearest hundredth of a share on a one Stock Unit for one share of Common Stock basis.
Other terms used in this Agreement are defined pursuant to paragraph 7 or elsewhere in this Agreement.
2. Award. The Participant is hereby granted the number of Stock Units set forth in paragraph 1.

3. No Dividends and No Voting Rights. The Participant shall not be entitled to any dividends or voting rights with respect to the Stock Units or Stock Unit Account.
4. Vesting and Forfeiture of Units. Subject to earlier vesting only as is explicitly set forth in the following paragraphs in the event of a Change in Control (as defined below) or in the event of certain Terminations of Employment, at the end of the Vesting Period, the Participant shall become vested in the Stock Units and the Stock Unit Account.
The Participant shall become vested in the Stock Units and the Stock Unit Account as of the date of a Change in Control, if the Change in Control occurs prior to the end of the Vesting Period.
The Participant shall become vested in the Stock Units and the Stock Unit Account as of the Participant’s Date of Termination prior to the end of the Vesting Period, only if the Participant’s Date of Termination occurs by reason of (i) the Participant’s retirement at his or her Normal Retirement Date (as defined below), (ii) the Participant’s retirement at an Early Retirement Date (as defined below), subject to the discretion of the Committee based, among other things, upon the execution by the Participant of a “covenant not to compete” in a form approved by the Company, or (iii) if the Participant has at least one year of Credited Service (as defined below), the Participant’s death or Participant’s suffering a Permanent Physical or Mental Disability (as defined below). If the Participant’s Date of Termination occurs prior to the end of the Vesting Period for any reason other than the reasons set forth in the preceding sentence, then the award of Stock Units pursuant to this Agreement shall be forfeited and terminate, and the Participant shall not be entitled to any shares of Common Stock or any other benefits of this award.
The Stock Units and the Stock Unit Account may not be sold, assigned, transferred, pledged or otherwise encumbered, except to the extent otherwise provided by either the terms of the Plan or by the Committee.
5. Settlement in Shares of Common Stock. Provided that the Participant’s interest in the Stock Units and the Stock Unit Account has vested in accordance with the provisions of Section 4 above, the Participant’s Stock Unit Account shall be converted into actual shares of Common Stock on [                    ]. The conversion will occur on the basis of one share of Common Stock for every one Stock Unit. Such shares of Common Stock shall be registered in the name of the Participant effective as of the date of conversion and a stock certificate representing such actual shares of Common Stock, or electronic delivery of such shares of Common Stock, as specified in an election by the Participant, shall be delivered to the Participant within a reasonable time thereafter. To the extent that there are fictional fractional shares of Common Stock in a Stock Unit Account upon settlement, such fictional fractional shares shall be rounded to the nearest whole share in determining the number of shares of Common Stock to be received upon conversion.
6. Income Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the shares of Common Stock received by the Participant upon the conversion of the Participant’s Stock Unit Account, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to such shares of

Common Stock. Such payment shall be made in the form of cash, the delivery of shares of Common Stock already owned or by withholding such number of actual shares otherwise deliverable pursuant to this Agreement as is equal to the withholding tax due, or in a combination of such methods. In the event that the Participant does not make a timely election with respect to payment of withholding taxes, the Company shall withhold shares from the settlement of the Award.
7. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:
A. Change in Control. The term “Change in Control” shall have the meaning ascribed to it in the Plan.
B. Credited Service. The term “Credited Service” shall mean the period of the employee’s employment considered in determining whether the employee is eligible to receive benefits under the Company’s applicable pension plan (or any successor plan) upon termination of employment.
C. Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed (a “Termination of Employment”) by the Company or any entity directly or indirectly controlled by the Company (a “Subsidiary”), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
D. Early Retirement Date. The term “Early Retirement Date” shall mean the day on which a Participant who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (10) or more years of Credited Service, retires. A Participant is eligible for early retirement on the first day of the calendar month coincident with or immediately following the attainment of age fifty-five (55) and the completion of ten (10) years of Credited Service, and “early retirement” shall mean retirement by an eligible Participant at the Early Retirement Date.
E. Normal Retirement Date. The term “Normal Retirement Date” shall mean the day on which a Participant who has attained age sixty-five (65), with five (5) years of Credited Service, retires. A Participant is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Participant’s attainment of age sixty-five (65) and completion of five (5) years of Credited Service, and “normal retirement” shall mean the retirement by an eligible Participant at the Normal Retirement Date.

F. Permanent Physical or Mental Disability. The term “Permanent Physical or Mental Disability” shall mean the Participant’s inability to perform his or her job or any position which the Participant can perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.
G. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, including upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, and the guardian or legal representative of the Participant.
9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.
11. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
12. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect of the award contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof.
13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceabilty of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.

     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all effective as of the Grant Date.

Participant

HASBRO, INC.

By:

Name:
Title:

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